Exhibit 10.2
Twilio Inc.
Amended Senior Executive Severance Plan
1.Purpose. Twilio Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that the Twilio Inc. Amended Senior Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company.
2.Definitions. The following terms shall be defined as set forth below:
(a)“Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.
(b)“Administrator” means the Board or the Compensation Committee of the Board.
(c)“Applicable Percentage” means 100%.
(d)“Base Salary” shall mean the higher of (i) the annual base salary in effect for the Covered Executive immediately prior to the Date of Termination or (ii) the annual base salary in effect for the Covered Executive for the year immediately prior to the year in which the Date of Termination occurs.
(e)“Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:
(i)willful conduct by the Covered Executive constituting a material act of misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
(ii)the commission of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Covered Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he or she were retained in his or her position;
(iii)continued non-performance by the Covered Executive of his or her duties to the Company (other than by reason of the Covered Executive’s physical or mental illness, incapacity or disability) which has continued for 30 days following written notice of such non-performance from the Company;
(iv)a material breach by the Covered Executive of any of the provisions contained in the Proprietary Information and Inventions Assignment Agreement entered into between the Covered Executive and the Company or any other confidentiality, invention assignment or similar agreement with the Company;
(v)a material violation by the Covered Executive of the Company’s written employment policies or the Company’s Code of Conduct; or
(vi)the Covered Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the Covered Executive’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; provided, however, that a Covered Executive will not be required to admit to any act, or failure to act, that would result in an admission to a crime.
(f)“Change in Control” shall mean a Sale Event, as defined in the Twilio Inc. 2016 Stock Option and Incentive Plan, as amended from time to time.
(g)“Change in Control Period” shall mean the period beginning three months prior to, and ending 12 months after, the date of a Change in Control. For the avoidance of doubt, upon the termination of a Covered Executive’s employment by the Company without Cause or by the Covered Executive for Good Reason, any unvested equity awards then held by such Covered Executive shall not lapse until the earliest of a Change in Control, three months after the Date of Termination, or the expiration date of such equity award.
(h)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(i)“Covered Executives” shall mean those executives or employees designated as such by the Administrator in its sole discretion, who are listed in Exhibit A, attached hereto, as such exhibit is amended by the Administrator from time to time, and who meet the eligibility requirements set forth in Section 4 of this Plan.
(j)“Date of Termination” shall mean the date that a Covered Executive’s employment with the Company (or any successor) ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, a Covered Executive’s employment shall not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company.
(k)“Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” following the occurrence of any of the following events:
(i)a material diminution in the Covered Executive’s responsibilities, authority or duties;
(ii)a material reduction in the Covered Executive’s base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees;
(iii)the Company’s relocation of the Covered Executive’s principal place of work to a location more than 35 miles from such Covered Executive’s then present location, provided that a relocation of the Covered Executive’s principal place of work to the Covered Executive’s home as the principal place of work, the Covered Executive being required to work remotely from home during the COVID-19 pandemic or any similar outbreak of infectious disease, or the return to work thereafter at the Covered Executive’s principal place of work as of the start of such remote work will not constitute “Good Reason”;
(iv)the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this Plan with respect to the applicable Covered Executive; or
(v)following a Change in Control, a Covered Executive no longer reporting to the same equivalent position of the ultimate parent company in a control group of companies that acquire the Company to which the Covered Executive was reporting following the Change in Control (for instance, if a Covered Executive reported to the Chief Executive Officer of the Company prior to a Change in Control, if that Covered Executive does not report directly to the Chief Executive Officer of the ultimate parent company in a control group of companies that acquire the Company, then the Covered Executive would have Good Reason for purposes of the Plan).
For purposes of Section 2(k)(i), a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty.
(l)“Good Reason Process” shall mean:
(i)the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred;

(ii)the Covered Executive notifies the Company in writing of the occurrence of the Good Reason condition within 90 days of the occurrence of such condition;
(iii)the Covered Executive cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition;
(iv)notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and
(v)the Covered Executive terminates his or her employment and provides the Company with a Notice of Termination with respect to such termination, each within 90 days after the end of the Cure Period.
If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(m)“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon for the termination of a Covered Executive’s employment and the Date of Termination.
(n)“Participation Agreement” shall mean an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Plan.
(o)“Target Bonus” shall mean the higher of: (i) the Covered Executive’s annual target bonus under the Company’s annual bonus plan in effect immediately prior to the Date of Termination; or (ii) the Covered Executive’s annual target bonus under the Company’s annual bonus plan in effect for the year immediately prior to the year in which the Date of Termination occurs. For the avoidance of doubt, commission/bonus programs for quota carrying employees are excluded from the definition of Target Bonus.
3.Administration of the Plan.
(a)Administrator. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:
(i)construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;

(ii)determine which individuals are and are not Covered Executives, determine the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;
(iii)adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder;
(iv)make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;
(v)decide all disputes arising in connection with the Plan; and
(vi)otherwise supervise the administration of the Plan.
(c)All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Covered Executives.
4.Eligibility. All Covered Executives who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan. Notwithstanding the foregoing, the Administrator may determine at any time that a Covered Executive should no longer be designated as such as a result of a material change in such Covered Executive’s role, and such individual shall cease to be eligible to participate in the Plan upon the Administrator taking action by resolution to update the applicable Exhibit hereto.
5.Termination Benefits Generally. In the event a Covered Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Covered Executive any earned but unpaid salary, unpaid expense reimbursements in accordance with its then-applicable expense policy, and accrued but unused leave entitlement, if applicable (collectively, the “Accrued Benefits”), within the time required by law but in no event more than 30 days after the Date of Termination.
6.Termination Not in Connection with a Change in Control. In the event the employment of the Covered Executive is terminated (i) by the Company for any reason other than for Cause, death or disability, or (ii) by the Covered Executive for Good Reason, and such termination occurs outside of the Change in Control Period, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her execution of a separation agreement containing, among other provisions, an effective general release of claims in favor of the Company and related persons and entities, and confidentiality, return of property and non-disparagement provisions, in a form and manner satisfactory to the Company and which the Company provides to similarly situated employees, and the expiration of any revocation period set forth therein, provided that in all cases, the release of claims becomes effective within 60 days following the Date of Termination (the “Release Requirement”), the Company shall:
(a)pay the Covered Executive a single lump sum cash amount equal to 12 months’ Base Salary. Such amount shall be paid within 20 business days following the date the release of claims becomes effective; provided, however, if the Date of Termination is less than 60 days before a new calendar year, such payment shall be paid in the new calendar year; and
(b)if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Covered Executive a monthly cash payment for (i) 12 months, or (ii) the Covered Executive’s applicable COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company, subject to applicable taxes and withholding. If the Company determines in its sole discretion that it cannot provide the COBRA benefits contemplated in the first sentence of this Section 6(b) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of the COBRA benefits contemplated in the first sentence of this Section 6(b), the Company will provide to the Covered Executive a taxable monthly payment payable on the last day of a given month, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether the Covered Executive elects COBRA continuation coverage and will end on the date the Company has paid an amount totaling 12 months of COBRA Replacement Payments. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited, to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary herein, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Covered Executive will not receive the COBRA Replacement Payments or any further COBRA coverage.
For the avoidance of doubt, a non-renewal of the Plan does not entitle any Covered Executive to the severance pay and benefits under Section 6 of the Plan.
7.Termination in Connection with a Change in Control. In the event the employment of the Covered Executive is terminated (i) by the Company for any reason other than for Cause, death or disability or (ii) by the Covered Executive for Good Reason, and such termination occurs during the Change in Control Period, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her satisfaction of the Release Requirement, the Company shall:
(a)cause the Applicable Percentage of the outstanding and unvested equity awards held by the Covered Executive to immediately become fully exercisable and vested as of the Date of Termination (or the date of the Change in Control, if later); provided, that the performance conditions applicable to any stock-based awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable award agreement to the extent that such awards are accelerated as provided herein;
(b)pay the Covered Executive a single lump sum cash amount equal to the sum of (i) 18 months’ Base Salary and (ii) 150% of the Target Bonus. Such amount shall be paid within 20 business days following the date the release of claims becomes effective; provided, however, if the Date of Termination is less than 60 days before a new calendar year, such payment shall be paid in the new calendar year; and
(c)if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Covered Executive a monthly cash payment for (i) 18 months, or (ii) the Covered Executive’s applicable COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company, subject to applicable taxes and withholding. If the Company determines in its sole discretion that it cannot provide the COBRA benefits contemplated in the first sentence of this Section 7(c) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of the COBRA benefits contemplated in the first sentence of this Section 7(c), the Company will provide to the Covered Executive the COBRA Replacement Payments, which COBRA Replacement Payments will be made regardless of whether the Covered Executive elects COBRA continuation coverage and will end on the date the Company has paid an amount totaling 18 months of COBRA Replacement Payments. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited, to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary herein, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Covered Executive will not receive the COBRA Replacement Payments or any further COBRA coverage.
For the avoidance of doubt, with respect to stock-based awards subject to performance conditions, any provisions related to the effect of a change in control or sale event transaction set forth in the applicable award agreement shall continue to apply, and the provisions of this Section 7 shall apply with respect to any portion of such awards that are subject to continued time-based vesting.
For the avoidance of doubt, the severance pay and benefits provided in this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 6 and no Covered Executive shall be entitled to the severance pay and benefits under both Sections 6 and 7 hereof. In addition, for the avoidance of doubt, a non-renewal of the Plan does not entitle any Covered Executive to the severance pay and benefits under Section 7 of the Plan.

8.Additional Limitation.
(a)Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)For purposes of this Section 8, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise, employment and social security taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.
9.Proprietary Information and Inventions Assignment Agreement; Arbitration.
(a)Proprietary Information and Inventions Assignment Agreement. As a condition to participating in the Plan, each Covered Executive shall continue to comply with the terms and conditions contained in the Proprietary Information and Inventions Assignment Agreement or similar agreement entered into between the Covered Executive and the Company and such other agreement(s) as designated in the applicable Participation Agreement. If a Covered Executive has not entered into a Proprietary Information and Inventions Assignment Agreement or similar agreement with the Company, he or she shall enter into such agreement prior to participating in the Plan.
(b)Arbitration Agreement. As a condition to participating in the Plan, the applicable Participation Agreement may provide that the terms, conditions and procedures set forth in an Arbitration Agreement or similar agreement entered into between the Covered Executive and the Company shall apply in all respects to any controversies, claims or disputes arising under or related to the Plan. If a Covered Executive has not entered into an Arbitration Agreement or similar agreement with the Company, he or she shall enter into such agreement prior to participating in the Plan.
10.Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.
11.Section 409A.
(a)Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one-day after the Covered Executive’s separation from service, or (ii) the Covered Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section 409A of the Code to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
12.Notice and Date of Termination.
(a)Notice of Termination. A termination of the Covered Executive’s employment shall be communicated by Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 12.
(b)Notice to the Company or Covered Executive. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing (including electronic communication by email) and (x) delivered in person, (y) sent by registered or certified mail, postage prepaid, or by Federal Express or similar trackable delivery service, or (z) delivered by email, in each case, to a Covered Executive at the last physical or email address the Covered Executive has filed in writing with the Company (except that, in the case of (z), if the Covered Executive remains a Company employee, delivery by email shall be to the Covered Executive’s work email address); or to the Company at the following physical or email address:
Twilio Inc.
Attention: Chief Legal Officer
101 Spear Street, 5th Floor
San Francisco, CA 94105
legalnotices@twilio.com

13.No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.
14.Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).
15.Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.
16.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including, without limitation, any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Covered Executive.
18.No Contract of Employment. Nothing in this Plan shall be construed as giving any Covered Executive any right to be retained in the employ of the Company or shall affect the terms and conditions of a Covered Executive’s employment with the Company.
19.Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Covered Executive without the Covered Executive’s written consent.
20.Governing Law. This Plan shall be construed under and be governed in all respects by the laws of the state in which the Covered Executive works or last worked for the Company, without regard to choice or conflicts of law rules.
21.Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
22.Effectiveness and Term. This Plan is effective as of February 22, 2023 (the “Effective Date”), as amended September 30, 2024, and shall continue for a three-year period from the Effective Date (the “Initial Term”), unless sooner terminated in accordance with Section 19, and will automatically continue following the Initial Term for additional three-year periods (each such three-year extension, a “Renewal”), unless at least six months prior to an applicable Renewal (i) the Administrator takes action to not continue the term of the Plan beyond the Initial Term or the Renewal term then in effect, and (ii) each Covered Executive is notified in writing that the Plan will not continue beyond such period.